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                                                                    Exhibit 10.9

                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT (the "Agreement"), dated as of __________, 1997, is entered into between Tower Realty Trust, Inc., a Maryland corporation (the "Company"), and Joseph D. Kasman ("Executive").

                                    RECITALS

         A. The Company is a corporation intended to be qualified and to operate as a real estate investment trust under the Internal Revenue Code of 1986, as amended.

         B. The Company is the general partner of Tower Realty Operating Partnership, L.P., a Delaware limited partnership, which has, among other things, acquired interests in various properties from, among others, the principals of Tower Equities & Realty Corp. ("Tower Equities"), including Executive.

         C. The Company wishes to employ Executive and Executive wishes to be employed by the Company, on the terms and conditions set forth below.

         THEREFORE, the parties agree as follows:

         1. EMPLOYMENT DUTIES. During the Term (as defined in paragraph 2 below), the Company will employ Executive as its Senior Vice President and Chief Financial Officer. Executive will devote substantially all of his business time and attention to the performance of his duties under this Agreement. Executive initially shall have the duties, rights and responsibilities normally associated with his position with the Company, together with such other reasonable duties relating to the operation of the business of the Company and its affiliates as may be assigned to him from time to time by the Board of Directors of the Company (the "Board") or may otherwise be provided for in the Company's Bylaws or such other duties designated by the President and Chief Executive Officer or by the Board. Executive shall report to the President and Chief Executive Officer of the Company or to such other executive designated by the President and Chief Executive Officer. If the Company shall so request, Executive shall act as an officer and/or director of any of the subsidiaries of the Company as they may now exist or may be established by the Company in the future without any compensation other than that provided for in paragraph 3.

         2. TERM. The term of Executive's employment under this Agreement (the "Term") will begin on the date of this Agreement and will continue, subject to the termination provisions set forth in paragraph 5 below, until the third anniversary of the date hereof.
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         3.  SALARY AND BONUS.

         a. Salary. During each year of the Term, Executive will receive a salary at the annual rate of $150,000, which salary will be subject to increase as set forth below (as so increased, the "Base Salary"). The Compensation Committee of the Board (the "Committee") will review Executive's Base Salary on an annual basis, and the Committee, upon such review and in its sole discretion, may increase or decrease the Base Salary by an amount which the Committee deems appropriate in light of the Company's and Executive's performance during the period covered by such review; provided, however, that the Base Salary will not be reduced below $150,000 per annum. The Base Salary will be payable to Executive in accordance with the Company's standard payroll practices.

         b. Bonus. In addition to the Base Salary, the Company may pay to Executive performance-based bonus compensation for each fiscal year of the Company as determined by the Committee in its sole discretion.

         4. FRINGE BENEFITS. In addition to the other compensation payable pursuant to this Agreement, during the Term:

         a. Standard Benefits. Executive will be entitled to receive such fringe benefits and perquisites, including medical and life insurance, as are generally made available from time to time to management employees and Executives of the Company and to participate in any pension, profit-sharing, stock option or similar plan or program established from time to time by the Company for the benefit of its employees.

         b. Vacation and Sick Leave. Executive will be entitled to such periods of paid vacation and sick leave allowance each year (not less than three weeks vacation and seven days of sick leave) that are consistent with the Company's vacation and sick leave policy for senior management.

         c. Business Expenses. The Company will pay or reimburse Executive for all business-related expenses incurred by Executive in the course of his performance of duties under this Agreement, subject to the procedures established by the Company from time to time with respect to incurrence, substantiation, reasonableness and approval.

         d. Stock Options. Executive shall be entitled to participate in employee stock plans from time to time established for the benefit of employees of the Company in accordance with the terms and conditions of such plans. Upon effectiveness of the registration statement relating to the Company's initial public offering of shares of its Common Stock (the "IPO"), Executive shall receive a grant of 110,000 stock options pursuant to and subject to the Company's 1997 Incentive Plan, which options shall vest, subject to Executive's continuing to be employed by the Company on the applicable dates, in three equal annual installments beginning on the first


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anniversary of the IPO. The option exercise price with respect to the stock options granted on the date of the IPO shall be equal to the price per share of Common Stock in the IPO. Notwithstanding the foregoing, stock options granted to Executive shall vest in full upon (i) a Change in Control (as defined herein) or
(ii) Executive's termination of employment as a result of Executive's death or becoming "permanently disabled" (as defined herein) and Executive or Executive's estate shall have one (1) year from such termination, or remaining term of the option, if earlier, to exercise such options. For purposes of this Agreement, a "Change in Control" is deemed to occur at the time when either (i) any entity, person or group (other than the Company or an affiliate of the Company or any savings, pension or other benefit plan for the benefit of employees of the Company) acquires shares of Common Stock in a transaction or series of transactions that results in such entity, person or group directly or indirectly owning fifty (50%) percent or more of the outstanding Common Stock or (ii) the election or appointment, within a twelve (12) month period, of persons to the Board who are not Board members at the beginning of such twelve (12) month period, whose election or appointment was not approved by a majority of those persons who were Board members at the beginning of such period, and which newly elected or appointed Board members shall constitute a majority of the Board.

         5.  TERMINATION OF EMPLOYMENT.

         a. Death and Disability. Executive's employment under this Agreement will terminate immediately upon his death and upon 30 days' prior written notice given by the Company in the event Executive is determined to be "permanently disabled" (as defined below).

         b. For Cause. The Company may terminate Executive's employment under this Agreement for "Cause" (as defined below), upon providing Executive 30 days' prior written notice of termination, which notice will describe in detail the basis of such termination and will become effective on the 30th day after Executive's receipt thereof unless Executive (i) cures the alleged violation or other circumstance which was the basis of such termination within such 30- day notice period or (ii) sends, within such 30-day notice period, written notice to the Board disputing in good faith the existence of Cause and requesting arbitration of such dispute pursuant to paragraph 9 below. During the pendency of the arbitration, Executive will continue to receive all compensation and benefits to which he is entitled hereunder. If the Company is not successful in obtaining a determination by the arbitrators that there was Cause for termination, the Company will pay Executive's reasonable expenses, including, without limitation, reasonable attorneys' fees and disbursements, in connection with such dispute resolution.

         c. For Good Reason. Executive may terminate his employment under this Agreement for "Good Reason" (as defined below) upon providing the Company 30 days' prior written notice of termination, which notice will detail the basis of such termination and will become effective on the 30th day after the Company's receipt thereof unless the Company cures the alleged violation or other circumstance which was the basis of such termination within such 30-day notice period.


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         d.  Definitions. For purposes of this Agreement:

                   (i) Executive will be deemed "permanently disabled" if he
             becomes unable to discharge his normal duties as contemplated under this Agreement for more than six consecutive months as a result of incapacity due to mental or physical illness as determined by a physician acceptable to Executive and the Company and paid by the Company, whose determination will be final and binding. If Executive and the Company are unable to agree on a physician, Executive and the Company will each choose one physician who will mutually choose the third physician, whose determination will be final and binding.

                   (ii) "Cause" means either (A) a breach by Executive of any material provisions of this Agreement, but only if, after notice provided in subparagraph (b) above, Executive fails to cure such breach; (B) action by Executive constituting willful misconduct or gross negligence in connection with performing his duties hereunder; (C) an act of fraud, misappropriation of funds or embezzlement by Executive in connection with his employment hereunder; or (D) Executive is convicted of, pleads guilty to or confesses to any felony.

                   (iii) "Good Reason" means the occurrence of any of the
             following, without the prior written consent of Executive: (A) a breach by the Company of any of its material obligations under this Agreement, but only if after expiration of the 30-day notice period provided in subparagraph (c) above, the Company fails to cure such breach or (B) a relocation of the Company's principal executive offices or of Executive's principal place of employment to a location more than 25 miles from New York, New York.

         6.  BENEFITS UPON TERMINATION.

         a. Termination with Cause or Resignation. Upon termination of Executive's employment by the Company pursuant to paragraph 5(b) above or a voluntary resignation by Executive (other than for Good Reason pursuant to paragraph 5(c) above), the Company will remain obligated to pay Executive only the unpaid portion of his Base Salary, bonus and benefits (including the value of any untaken vacation time to the extent Executive has, during the year in which such termination occurs, taken less vacation time than permitted to him hereunder), to the extent accrued through the effective date of termination. Any amount due under this subparagraph will be payable within 30 days after the date of termination. In addition to whatever other rights or remedies the Company may have at law or in equity, all stock options and other stock-based grants held by Executive, whether vested or unvested as of the date of termination, shall immediately expire on the date of termination.


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         b.  Termination without Cause or for Good Reason. The Company shall also have the right to terminate Executives' employment without Cause. Upon termination of Executive's employment (x) by the Company other than for Cause or
(y) by Executive for Good Reason, Executive will be entitled to the benefits provided below, subject to signing by Executive of a general release of claims in a form satisfactory to the Company:

                   (i) the Company will pay as severance pay to Executive, in monthly installments over a twelve-month period, an amount (the "Severance Amount") equal to 2.99 times (or after the second anniversary of the date of this Agreement, 1.99 times) the "base amount" within the meaning of Sections 280G(b)(3) and 280G(d) of the Internal Revenue Code of 1986, as amended (the "Code"), and any applicable temporary or final regulations promulgated thereunder, or its equivalent as provided in any successor statute or regulation. If Section 280G of the Code (and any successor provisions thereto) is repealed, then the Severance Amount will be calculated using the definition of base amount as in effect immediately prior to its repeal; and

                   (ii) for the longer of the duration of the Term or 12 months following Executive's termination of employment, those fringe benefits specified in paragraph 4(a) above, including coverage under all insurance programs and plans.

         c. Termination Upon Death or Permanent Disability. Upon termination of Executive's employment upon Executive's death or permanent disability, Executive or Executive's estate will be entitled to the benefits provided below, subject to signing by Executive or Executive's estate of a general release of claims in a form satisfactory to the Company:

                   (i) the Company will pay as severance pay to Executive or
             Executive's estate, in monthly installments over a twelve-month period, an amount equal to the Executive's Base Salary as in effect on the date of termination of employment; and

                   (ii) in the case of Executive's permanent disability, for the one (1) year period following termination of employment, those fringe benefits specified in paragraph 4(a) above, including coverage under all insurance programs and plans.

         c. No Mitigation. Executive will not be required to mitigate the amount of any payment provided for in this paragraph 6 by seeking other employment or otherwise, nor will the amount of any payment or benefit provided for in this paragraph 6 be reduced by any compensation earned by him as the result of employment by another employer or by retirement benefits after the date of termination, or otherwise.



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         d.  Expiration of this Agreement. In the event the Term of this
Agreement expires without having otherwise been previously terminated pursuant to paragraph 5 above or by the Company without Cause, Executive will not be entitled to any severance compensation whatsoever under this paragraph 6.

         7.  NO SOLICITATION; CONFIDENTIALITY; COMPETITION

         a. During the Restricted Period (defined below), neither Executive nor any Executive-Controlled Person (defined below) will, without the prior written consent of the Board, directly or indirectly solicit for employment, employ in any capacity or make an unsolicited recommendation to any other person that it employ or solicit for employment any person who is or was, at any time during the Restricted Period, an officer, executive or key employee of the Company or of any of its affiliates. As used in this Agreement, the term "Executive-Controlled Person" shall mean any company, partnership, firm or other entity as to which Executive possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

         b. Executive acknowledges that, through his status as Senior Vice President and Chief Financial Officer of the Company, he has, and will have, possession of important, confidential information and knowledge as to the business of the Company and its affiliates, including, but not limited to, knowledge of marketing and operating strategies, acquisition, leasing and other agreements, financial results and projections, future plans, the provisions of other important contracts entered into by the Company and its affiliates, possible acquisitions and similar information. Executive agrees that all such knowledge and information constitutes a vital part of the business of the Company and its affiliates and is by its nature trade secrets and confidential information proprietary to the Company and its affiliates (collectively, "Confidential Information"). Executive agrees that he shall not, so long as the Company remains in existence, divulge, communicate, furnish or make accessible (whether orally or in writing or in books, articles or any other medium) to any individual, firm, partnership or corporation, any knowledge or information with respect to Confidential Information directly or indirectly useful in any aspect of the business of the Company or any of its affiliates.

         c. All memoranda, notes, notebooks, lists, records and other documents or papers (and all copies thereof), including such items stored in computer memories, portable computers and the like, on microfiche, disk or by any other means, made or compiled by or on behalf of Executive or made available to him relating to the Company are and shall be the Company's property and shall be delivered to the Company promptly upon the termination of Executive's employment with the Company or at any other time on request and such information shall be held confidential by Executive after the termination of his employment with the Company.



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         d.  During the Non-Competition Period, neither Executive nor any
Executive- Controlled Person will (i) render any services, directly or indirectly, as an employee, officer, consultant or in any other capacity, to any individual, firm, corporation or partnership engaged in the acquisition, management or leasing of any office properties, and (ii) engage in any active or passive investment in or reasonably relating to the acquisition, renovation, management or leasing of office properties (such activities described in clauses
(i) and (ii) being herein called the "Company Business"). During the Non-Competition Period, Executive shall not, without the prior written consent of the Company, hold an equity interest in any firm, partnership or corporation which competes with Company Business, except that beneficial ownership by Executive (including ownership by any one or more members of his immediate family and any entity under his direct or indirect control) of less than five (5%) percent of the outstanding shares of capital stock of any corporation which may be engaged in any of the same lines of business as Company Business, if such stock is listed on a national securities exchange or publicly traded in the over-the-counter market, shall not constitute a breach of the covenants contained in this paragraph 7.

         e. As used in this Agreement, "Restricted Period" shall mean the twelve (12) months following Executive's termination of employment for any reason. As used in this Agreement, "Non-Competition Period" shall mean the twelve months following Executive's termination of employment, unless the termination is (i) by the Company without Cause, (ii) by the Executive for Good Reason or (iii) at the expiration of the Term.

         f. The provisions contained in this paragraph 7 as to the time periods, scope of activities, persons or entities affected, and territories restricted shall be deemed divisible so that, if any provision contained in this paragraph 7 is determined to be invalid or unenforceable, such provisions shall be deemed modified so as to be valid and enforceable to the full extent lawfully permitted.

         g. Executive agrees that the provisions of this paragraph 7 are reasonable and necessary for the protection of the Company and that they may not be adequately enforced by an action for damages and that, in the event of a breach thereof by Executive or any Executive- Controlled Person, the Company shall be entitled to apply for and obtain injunctive relief in any court of competent jurisdiction to restrain the breach or threatened breach of such violation or otherwise to enforce specifically such provisions against such violation, without the necessity of the posting of any bond by the Company. Executive further covenants and agrees that if he shall violate any of his covenants under this paragraph 7, the Company shall not be obligated to make any payments or provide any benefits provided in paragraph 6 and the Company shall be entitled to recover any amounts previously paid pursuant to paragraph 6. Such a remedy shall, however, not be exclusive and shall be in addition to any injunctive relief or other legal or equitable remedy to which the Company is or may be entitled. Accordingly, Executive agrees that he shall reimburse the Company for any reasonable attorneys' fees and expenses that the Company might


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incur in enforcing this paragraph 7 if it is judicially determined that
Executive has breached this paragraph 7.

         8. INDEMNIFICATION. To the full extent permitted by applicable law, Executive shall be indemnified and held harmless by the Company against any and all judgments, penalties, fines, amounts paid in settlement, and other reasonable expenses (including, without limitation, reasonable attorneys' fees and disbursements) actually incurred by Executive in connection with any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative, investigative or other) for any action or omission in his capacity as a director, officer or employee of the Company. Indemnification under this paragraph 8 shall be in addition to, and not in substitution of, any other indemnification by the Company of its officers and directors. Expenses incurred by Executive in defending an action, suit or proceeding for which he claims the right to be indemnified pursuant to this paragraph 8 shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon the Company's receipt of (x) a written affirmation by Executive of his good faith belief that the standard of conduct necessary for his indemnification hereunder and under the provisions of Section 2-418(b) of the Maryland General Corporation Law, as such provision may be amended or superseded from time to time, has been met and (y) a written undertaking by or on behalf of Executive to repay the amount advanced if it shall ultimately be determined that Executive engaged in conduct which precludes indemnification under the provisions of Section 2-418(b) of the Maryland General Corporation Law, as such provision may be amended or superseded from time to time. Such written undertaking in clause (y) shall be accepted by the Company without security therefor and without reference to the financial ability of Executive to make repayment thereunder. The Company shall use commercially reasonable efforts to maintain in effect for the Term of this Agreement a directors' and officers' liability insurance policy, with a policy limit of at least $5,000,000, subject to customary exclusions, with respect to claims made against officers and directors of the Company; provided, however, the Company shall be relieved of this obligation to maintain directors' and officers' liability insurance if, in the good faith judgment of the Company, it cannot be obtained at a reasonable cost.

         9. ARBITRATION. The parties hereto will endeavor to resolve in good faith any controversy, disagreement or claim arising between them, whether as to the interpretation, performance or operation of this Agreement or any rights or obligations hereunder. If they are unable to do so, any such controversy, disagreement or claim will be submitted to binding arbitration, for final resolution without appeal, by either party giving written notice to the other of the existence of a dispute which it desires to have arbitrated. The arbitration will be conducted in New York, New York by a panel of three (3) arbitrators and will be held in accordance with the rules of the American Arbitration Association. Of the three arbitrators, one will be selected by the Company, one will be selected by Executive and the third will be selected by the two arbitrators so selected. Each party will notify the other party of the arbitrator selected by him or it within fifteen (15) days after the giving of the written notice referred to in this paragraph 9. The decision and award of the arbitrators must be in writing and will be final and binding upon


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the parties hereto. Judgment upon the award may be entered in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The expenses of arbitration will be borne in accordance with the determination of the arbitrators with respect thereto, except as otherwise specified in paragraph 5(b) above. Pending a decision by the arbitrators with respect to the dispute or difference undergoing arbitration, all other obligations of the parties will continue as stipulated herein, and all monies not directly involved in such dispute or difference will be paid when due.

         10. MISCELLANEOUS.

         a. Executive represents and warrants that he is not a party to any agreement, contract or understanding, whether employment or otherwise, which would restrict or prohibit him from undertaking or performing employment in accordance with the terms and conditions of this Agreement.

         b. The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction will remain binding and enforceable.

         c. The rights and obligations of the Company under this Agreement inure to the benefit of, and will be binding on, the Company and its successors and permitted assigns, and the rights and obligations (other than obligations to perform services) of Executive under this Agreement will inure to the benefit of, and will be binding upon, Executive and his heirs, personal representatives and permitted assigns; provided, however, Executive shall not be entitled to assign or delegate any of his rights and obligations under this Agreement without the prior written consent of the Company; provided, further, that the Company shall not have the right to assign or delegate any of its rights or obligations under this Agreement except to a corporation, partnership or other business entity that is, directly or indirectly, controlled by the Company.

         d. Any notice to be given under this Agreement will be personally delivered in writing or will have been deemed duly given when received after it is posted in the United States mail, postage prepaid, registered or certified, return receipt requested, and if mailed to the Company, will be addressed to its principal place of business, attention: Secretary, and if mailed to Executive, will be addressed to him at his home address last known on the records of the Company or at such other address or addresses as either the Company or Executive may hereafter designate in writing to the other.

         e. The failure of either party to enforce any provision or provisions of this Agreement will not in any way be construed as a waiver of any such provision or provisions as to


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any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy will not constitute a waiver of such party's right to assert all other legal remedies available to it under the circumstances.

         f. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS.

         g. Captions and paragraph headings used herein are for convenience and are not a part of this Agreement and will not be used in construing it.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first set forth above.


                                       TOWER REALTY TRUST, INC.



                                       By:  __________________________________
                                            Name:
                                            Title:



                                       _______________________________________
                                                  JOSEPH D. KASMAN



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